Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with the Consolidated Financial Statements and accompanying Notes contained in “Item 8 – Financial Statements and Supplementary Data” in this report.

Overview

Organization

On October 2, 2010, Coca-Cola Enterprises Inc. (Legacy CCE) completed a Merger with The Coca-Cola Company (TCCC) and separated its European operations, Coca-Cola Enterprises (Canada) Bottling Finance Company, and a related portion of its corporate segment into a new legal entity which was renamed Coca-Cola Enterprises, Inc. (“CCE,” “we,” “our,” or “us”) at the time of the Merger. For additional information about the Merger and the Merger Agreement (the Agreement), refer to Note 1 of the Notes to Consolidated Financial Statements.

Concurrently with the Merger, two indirect, wholly owned subsidiaries of CCE acquired TCCC’s bottling operations in Norway and Sweden, pursuant to the Share Purchase Agreement dated March 20, 2010 (the Norway-Sweden SPA), for a purchase price of $822 million plus a working capital adjustment of $55 million (of which $6 million, representing the final working capital settlement, is owed to TCCC as of December 31, 2010 and has been recorded in Amounts payable to TCCC on our Consolidated Balance Sheets). For additional information about the Norway-Sweden SPA, refer to Note 1 of the Notes to Consolidated Financial Statements.

Prior to the Merger, our Consolidated Financial Statements were prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from Legacy CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprised CCE as of the effective date of the Merger. These legal entities include all that were previously part of Legacy CCE’s Europe operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. Accordingly, our historical financial information included in this report does not necessarily reflect what our financial position, results of operations, and cash flows would have been had we been operating as an independent company prior to the Merger.

Prior to the Merger, our Consolidated Financial Statements also included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. These expenses included the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services was allocated to us based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of our relative sales volume to total Legacy CCE sales volume for the applicable periods. We believe these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations are not necessarily indicative of the actual expenses that we would have incurred had we been operating as an independent company prior to the Merger (refer to Note 3 of the Notes to Consolidated Financial Statements).

Following the Merger, our Consolidated Financial Statements include all entities that we control by ownership of a majority voting interest, including the bottling operations in Norway and Sweden beginning with the fourth quarter of 2010. All significant intercompany accounts and transactions are eliminated in consolidation.

Business

We are a marketer, producer, and distributor of nonalcoholic beverages. We market, produce, and distribute our products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate in the highly competitive beverage industry and face strong competition from other general and specialty beverage companies. Our financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of our products tend to be seasonal, with the second and third quarters accounting for higher unit sales of our products than the first and fourth quarters. In a typical year, we earn more than 60 percent of our annual operating income during the second and third quarters of the year.

Relationship with TCCC

We are a marketer, producer, and distributor principally of products of TCCC with greater than 90 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified. Our financial results are greatly impacted by our relationship with TCCC. Our collaborative efforts with TCCC are necessary to (1) create and develop new brands and packages; (2) market our products in the most effective manner possible; and (3) find ways to maximize efficiency. For additional information about our transactions with TCCC, refer to Note 3 of the Notes to Consolidated Financial Statements.

Strategic Priorities

Our focus is to create value for our customers while also creating long-term shareowner value. Our goals, over the long term, are to generate 4 percent to 6 percent revenue growth, 6 percent to 8 percent operating income growth, and high single-digit earnings per share growth, all on a comparable basis. To achieve these goals, we must have balanced volume and pricing growth, disciplined operational efficiencies, and cost containment. Achieving these performance levels requires strong operating plans and performance as we work through the impact of economic and consumer uncertainty and a marketplace that reflects increased competitive activity and a customer environment that continues to evolve.

Our operating plans are built around three key elements: (1) growing our brands and brand portfolio, with a focus on our core trademark brands and high margin categories; (2) improving our service and forging closer relationships with our customers; and (3) continuing to manage costs and expenses.

As we look at our brand efforts, we will build on the success of our core sparkling Red, Black, and Silver Coca-Cola trademark brands (Coca-Cola, Coca-Cola Zero, and Diet Coke/Coca-Cola light), our solid position in sparkling flavors, our progress in the energy category, and the successful expansion of our still portfolio with both Ocean Spray and Capri Sun. For example, our core Coca-Cola trademark brands, which will be a significant contributor to our overall growth next year, will benefit from a solid 2011 marketing calendar, built with promotions for the 125th anniversary for the Coca-Cola brand, the upcoming 2012 London Olympics, and Coke with Food. Coke with Food is an ongoing effort which helps expand the overall footprint of these brands. In addition, the on-line “Coke Zone” effort will be a key element of our marketing efforts, and we will introduce large bottle PET contour packaging in France. We will also focus on increased activation for our zero calorie brands, Diet Coke/Coca-Cola light, and Coke Zero.

Beyond our core sparkling brands, we will continue to build on the solid presence of our Fanta portfolio, our second largest trademark brand. In addition, we will further develop our presence in the growing energy category, where our portfolio of brands includes Burn, Monster, Nalu, and Relentless. This portfolio is creating growth in a high margin category. We will support this category with new packaging, strong local marketing efforts, and flavor and brand expansion.

In still beverages, we will work to build on the success we achieved in 2010 with the expansion of both Capri Sun and Ocean Spray, and will continue the development of our glacéau vitaminwater portfolio throughout Europe. Overall, we have a more balanced still portfolio than we did a few years ago, including an improved presence in waters with Schweppes Abbey Well and Chaudfontaine.

Central to enhancing our brands is continuously improving our category leading customer service. Our goal is to provide higher levels of support and to ultimately create sustainable growth in category value for our customers. We will accomplish this with a combination of customer-centered efforts, such as focused Olympic and local community programs, continuous improvement of our go-to-market methods, and improving our on-line presence through category-leading e-commerce capability and service.

While we will always strive to improve our service, we have already made substantial progress. Based on a recent Advantage Group survey, we are the number one fast moving consumer goods supplier in Great Britain, Belgium, and the Netherlands, and number two in France. We are encouraged by this recognition, which reflects the quality of our work in Europe and the skill and dedication of our people. A key element of this success, and an important key to our future, is our approach to our supply chain. We have worked to seize Europe-wide opportunities for scale and efficiency. This work is proving successful, and we believe significant opportunities remain, particularly as we integrate our new territories, Norway and Sweden.

Our work to build our brands and operate more effectively ultimately leads to our most important goal: creating enhanced value for our shareowners. We believe we are on track to achieve this goal and have stated our commitment to dividend growth and share repurchase. We are on track to repurchase approximately $1 billion of our shares by the end of the first quarter of 2012.

Today, we are a relatively new company, yet we are built on a foundation of sustained growth, and we believe in our ability to continue moving our Company forward.

Commitment 2020

A fundamental part of reaching our long-term objectives is our commitment to corporate responsibility and sustainability (CRS). We have embedded CRS in our business strategy as a key pillar of our operating framework, and we continue to invest across our territories to establish our CRS objectives and principles in every function of our business. As a company whose operations are solely in Europe, we face new and increasing expectations from our customers, our consumers, and the communities where we operate.

We take this responsibility seriously, and our goal is to be the CRS leader within our industry. We want to meet and exceed stakeholders expectations, and, as a result, we are reviewing the previous commitments we made for our business to achieve by the year 2020. We expect to publish a revised set of detailed CRS commitments later this year and will measure our progress against those targets.

Financial Results

Our net income in 2010 was $624 million or $1.83 per diluted common share, compared to net income of $576 million or $1.70 per common share in 2009. In addition to the items noted previously regarding the preparation of our Consolidated Financial Statements prior to the Merger, the following items included in our reported results affected the comparability of our year-over-year financial results (amounts prior to the Merger only include items related to Legacy CCE’s Europe operating segment):

2010

•	Charges totaling $14 million related to restructuring activities;

•	Net mark-to-market losses totaling $8 million related to non-designated commodity hedges associated with underlying transactions that will occur in a future period;

•	Transaction related costs totaling $8 million; and

•	A deferred tax benefit of $25 million due to the enactment of a United Kingdom corporate income tax rate reduction of 1 percentage point effective April 1, 2011.

2009

•	Charges totaling $29 million related to restructuring activities;

•	Net mark-to-market gains totaling $10 million related to non-designated commodity hedges associated with underlying transactions that occurred in a later period; and

•	A net tax expense totaling $9 million primarily due to a tax law change in France.

Financial Summary

Our financial performance during 2010 was impacted by the following significant factors:

•	Solid operating results driven by strong volume growth, marketplace execution, and moderate commodity cost increases;

•	Strong performance for our Coca-Cola trademark beverages, and the benefit of recent product additions including Capri Sun products in Belgium and the Netherlands and Ocean Spray products in France;

•	The benefits of ongoing operating expense control efforts through our Ownership Cost Management (OCM) practices;

•

Increased year-over-year corporate expenses due to the inclusion of actual corporate expenses on a stand-alone basis beginning in the fourth quarter of 2010 versus an allocation of corporate expenses from Legacy CCE prior to the Merger; and

•	Unfavorable currency exchange rate changes that reduced operating income by approximately 6.0 percent.

Revenue

During 2010, we delivered strong volume growth of 4.0 percent (on a constant territory basis), which was driven by solid marketplace execution and the continued success of our “Red, Black, and Silver” Coca-Cola trademark brand initiative. Our volume also benefited from the recent addition of several products, including Capri Sun products in Belgium and the Netherlands and Ocean Spray products in France. Our price per case grew 1.0 percent (on a constant territory basis) during 2010 reflecting the impact of package mix shifts into lower priced cans and planned promotional activity, particularly in Great Britain and France.

During 2011, we will continue to focus on execution and product development as we work through evolving marketplace conditions. We expect our volume in 2011 to benefit from our Red, Black, and Silver Coca-Cola trademark brands and solid growth within our energy and water portfolios. We will also continue to improve our price-package architecture to ensure we are targeting specific customer and consumer needs.

Cost of Sales

Our 2010 bottle and can ingredient and packaging costs per case increased 0.5 percent (on a constant territory basis), which was consistent with increases we have experienced in recent years. During 2011, we expect a low single-digit increase in bottle and can costs.

Operating Expenses

Our operating expenses increased 4.5 percent from 2009 to 2010. This increase was primarily driven by (1) incremental expenses related to the bottling operations in Norway and Sweden acquired during the fourth quarter of 2010 and (2) increased year-over-year corporate expenses due to the inclusion of actual corporate expenses on a stand-alone basis beginning in the fourth quarter of 2010 versus an allocation of corporate expenses from Legacy CCE prior to the Merger. These increases were partially offset by currency exchange rate changes and the ongoing benefit of operating expense control initiatives.

Overall, during 2010, we remained focused on reducing controllable operating expenses through initiatives such as OCM and improved effectiveness and efficiency. We will continue to build on the principles of OCM, and expect these and other initiatives to allow us to continue to limit the growth of our underlying operating expenses during 2011.

Operations Review

The following table summarizes our Consolidated Statements of Operations as a percentage of net operating revenues for the periods presented:

	2010	2009	2008
Net operating revenues	100.0%	100.0%	100.0%
Cost of sales	63.1	63.1	64.5

Gross profit	36.9	36.9	35.5
Selling, delivery, and administrative expenses	24.9	24.5	24.1

Operating income	12.0	12.4	11.4
Interest expense, net—third party	0.4	0.4	1.1
Interest expense, net—Coca-Cola Enterprises Inc.	0.5	0.9	0.7
Other nonoperating income (expense), net	0.0	0.1	(0.1)

Income before income taxes	11.1	11.2	9.5
Income tax expense	1.8	2.3	1.7

Net income	9.3%	8.9%	7.8%

The following table summarizes our operating income by segment for the periods presented (in millions; percentages rounded to the nearest 0.5 percent):

	2010		2009		2008
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Europe	$994	122.5%	$911	113.0%	$827	110.0%
Corporate	(184)	(22.5)	(106)	(13.0)	(75)	(10.0)

Combined	$810	100.0%	$805	100.0%	$752	100.0%

2010 Versus 2009

During 2010, our operating income increased $5 million or 0.5 percent to $810 million from $805 million in 2009. The following table summarizes the significant components of the change in our 2010 operating income (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in operating income:
Impact of bottle and can price and mix on gross profit	$42	5.0%
Impact of bottle and can cost and mix on gross profit	(18)	(2.0)
Impact of bottle and can volume on gross profit	94	11.5
Impact of post mix, non-trade, and other on gross profit	(3)	(0.5)
Impact of acquired bottlers in Norway and Sweden	6	0.5
Other selling, delivery, and administrative expenses	(52)	(6.5)
Net impact of allocated expenses from Legacy CCE	8	1.0
Net mark-to-market gains related to non-designated commodity hedges	(18)	(2.0)
Net impact of restructuring charges(A)	2	0.5
Transaction related costs	(8)	(1.0)
Currency exchange rate changes	(49)	(6.0)
Other changes	1	0.0

Change in operating income	$5	0.5%

(A)

Amounts prior to the Merger include only items related to Legacy CCE’s Europe operating segment. Amounts do not include costs recorded by Legacy CCE’s corporate segment that were specifically incurred on behalf of Legacy CCE’s Europe operating segment or allocated to CCE. Those amounts are included in the “net impact of allocated expenses from Legacy CCE” line in the table above. For additional information about our restructuring activities, refer to Note 15 of the Notes to Consolidated Financial Statements.

2009 Versus 2008

During 2009, our operating income increased $53 million or 7.0 percent to $805 million. The following table summarizes the significant components of the change in our 2009 operating income (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in operating income:
Impact of bottle and can price and mix on gross profit	$254	34.0%
Impact of bottle and can cost and mix on gross profit	(71)	(9.5)
Impact of bottle and can selling day shift on gross profit	130	17.5
Impact of bottle and can volume on gross profit	(13)	(1.5)
Impact of post mix, non-trade, and other on gross profit	5	0.5
Other selling, delivery, and administrative expenses	(124)	(16.5)
Net impact of allocated expenses from Legacy CCE	(29)	(4.0)
Net mark-to-market gains related to non-designated commodity hedges	10	1.0
Net impact of restructuring charges(A)	9	1.0
Currency exchange rate changes	(118)	(15.5)

Change in operating income	$53	7.0%

(A)

Amounts include only items related to Legacy CCE’s Europe operating segment. Amounts do not include costs recorded by Legacy CCE’s corporate segment that were specifically incurred on behalf of Legacy CCE’s Europe operating segment or allocated to CCE. Those amounts are included in the “net impact of allocated expenses from Legacy CCE” line in the table above. For additional information about our restructuring activities, refer to Note 15 of the Notes to Consolidated Financial Statements.

Net Operating Revenues

2010 Versus 2009

Net operating revenues increased 3.0 percent in 2010 to $6.7 billion from $6.5 billion in 2009. This change includes a 3.5 percent increase due to incremental revenues from the bottling operations in Norway and Sweden acquired during the fourth quarter of 2010, offset by a 4.5 percent reduction due to currency exchange rate changes. Our revenues reflect the benefit of strong volume growth of 4.0 percent and pricing per case growth of 1.0 percent (both on a constant territory basis). Solid marketplace execution and the continued success of our “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of our 2010 volume performance. Our volume also benefited from the recent addition of several products, including Capri Sun products in Belgium and the Netherlands and Ocean Spray products in France.

Net operating revenues per case decreased 3.0 percent in 2010 versus 2009. The following table summarizes the significant components of the change in our 2010 net operating revenues per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in net operating revenues per case:
Bottle and can net price per case	1.0%
Impact of acquired bottlers in Norway and Sweden	1.5
Bottle and can currency exchange rate changes	(4.0)
Post mix, non-trade, and other	(1.5)

Change in net operating revenues per case	(3.0)%

Our bottle and can sales accounted for 94 percent of total net operating revenues during 2010. Bottle and can net price per case is based on the invoice price charged to customers reduced by promotional allowances and is impacted by the price charged per package or brand, the volume generated in each package or brand, and the channels in which those packages or brands are sold. To the extent we are able to increase volume in higher-margin packages or brands that are sold through higher-margin channels, our bottle and can net pricing per case will increase without an actual increase in wholesale pricing. During 2010, our bottle and can net price per case growth was impacted by package mix shifts into lower priced cans and planned promotional activity, particularly in Great Britain and France.

We participate in various programs and arrangements with customers designed to increase the sale of our products by these customers. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.9 billion and $0.8 billion in 2010 and 2009, respectively. These amounts included net customer marketing accrual reductions related to estimates for prior year programs of $1 million and $12 million in 2010 and 2009, respectively.

2009 Versus 2008

Net operating revenues decreased 1.5 percent in 2009 to $6.5 billion from $6.6 billion in 2008. This change includes currency exchange rate reductions of approximately 10.5 percent. Our revenues reflect the benefit of balanced volume and pricing per case growth, which increased 5.5 percent and 4.0 percent, respectively. Solid marketplace execution and the continued success of our “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of our 2009 volume performance. Our volume also benefited from the addition of several products, including Monster Energy drinks across all of our Legacy CCE European territories and Schweppes Abbey Well mineral water in Great Britain.

Net operating revenues per case decreased 6.0 percent in 2009 versus 2008. The following table summarizes the significant components of the change in our 2009 net operating revenues per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in net operating revenues per case:
Bottle and can net price per case	4.0%
Bottle and can currency exchange rate changes	(10.0)

Change in net operating revenues per case	(6.0)%

The costs of various customer programs and arrangements designed to increase the sale of our products by these customers totaled $0.8 billion and $1.2 billion in 2009 and 2008, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction. These amounts included net customer marketing accrual reductions related to estimates for prior year programs of $12 million and $33 million in 2009 and 2008, respectively.

Volume

2010 Versus 2009

The following table summarizes the change in our 2010 bottle and can volume versus 2009 (on a constant territory basis; selling days were the same in 2010 and 2009; rounded to the nearest 0.5 percent):

Change in volume	6.0%
Impact of acquired bottlers in Norway and Sweden	(2.0)

Change in volume, excluding acquisition	4.0%

Brands

The following table summarizes our 2010 bottle and can volume by major brand category (on a constant territory basis; rounded to the nearest 0.5 percent):

	Change	2010 Percent of Total	2009 Percent of Total
Coca-Cola trademark	3.0%	69.0%	69.5%
Sparkling flavors and energy	3.0	17.5	18.0
Juices, isotonics, and other	14.0	10.5	9.5
Water	0.0	3.0	3.0

Total	4.0%	100.0%	100.0%

On a constant territory basis, we achieved volume growth of 4.0 percent during 2010. Our volume performance reflects growth in both sparkling beverages and still beverages, which grew 3.0 percent and 10.5 percent, respectively. Solid marketplace execution and the continued success of our “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of our 2010 volume performance. Our volume also benefited from the expanded distribution of Capri Sun products in Belgium and the Netherlands and Ocean Spray products in France. In 2011, we will continue to focus on our Red, Black, and Silver Coca-Cola trademark brands, with promotions built around the 2012 London Olympics and Coke with Food, an ongoing effort that helps expand the overall footprint of our trademark brands. We will also continue our package innovation with the roll-out of large bottle PET (plastic) contour packaging in France. In addition, we plan to increase support of our Minute Maid products, both in immediate and future consumption, and we will continue the development of glacéau’s vitaminwater portfolio throughout Europe.

Our Coca-Cola trademark products volume increased 3.0 percent during 2010. This increase was driven by volume gains for each of our Red, Black, and Silver Coca-Cola trademark brands, Coca-Cola, Coca-Cola Zero, and Diet Coke/Coca-Cola light. Our sparkling flavors and energy volume increased 3.0 percent during 2010, reflecting higher sales of Sprite, Dr Pepper, Fanta, and Schweppes products. Our energy drink category benefited from the first full year of our distribution of Monster Energy drinks across all of our Legacy CCE European territories. Juices, isotonics, and other volume increased 14.0 percent. This performance reflects a significant increase in sales of Capri Sun products, which were introduced in Belgium and the Netherlands in early 2010. The increase was also driven by significant volume gains for glacéau vitaminwater, POWERade, and Nestea products, offset partially by a decline in sales of Fanta, Minute Maid, and Oasis products. Sales volume of our water brands remained flat in 2010, reflecting increased sales of Chaudfontaine mineral water, offset by lower sales of Schweppes Abbey Well water versus strong introductory volume in 2009.

Both continental Europe and Great Britain experienced growth during 2010, with sales volume increasing 6.0 percent and 1.5 percent, respectively. Continental Europe’s performance reflects a 4.0 percent increase in sales volume for Coca-Cola trademark products, and a 34.0 percent increase in the sale of juices, isotonics, and other products. This increase was driven by increased sales of glacéau vitaminwater, POWERade, and Nestea products and the introduction of Capri Sun products in Belgium and the Netherlands in early 2010. In Great Britain, our volume performance was driven by a 1.5 percent increase in the sale of Coca-Cola trademark products. Great Britain’s growth also reflects a 2.0 percent increase in the sale of both sparkling flavors and energy products, and a 2.0 percent increase in the sale of juices, isotonics, and other products.

Consumption

The following table summarizes the 2010 change in volume by consumption type (on a constant territory basis; rounded to the nearest 0.5 percent):

	Change	2010 Percent of Total	2009 Percent of Total
Multi-serve(A)	6.5%	60.0%	59.0%
Single-serve(B)	0.5	40.0	41.0

Total	4.0%	100.0%	100.0%

(A)	Multi-serve packages include containers that are typically greater than one liter, purchased by consumers in multi-packs in take-home channels at ambient temperatures, and are consumed in the future.
(B)

Single-serve packages include containers that are typically one liter or less, purchased by consumers as a single bottle or can in cold drink channels at chilled temperatures, and consumed shortly after purchase.

Packages

Our products are available in a variety of different package types and sizes (single-serve, multi-serve, and multi-pack) including, but not limited to, aluminum and steel cans, glass, aluminum and PET (plastic) bottles, pouches, and bag-in-box for fountain use. The following table summarizes our volume results by major package category during 2010 (on a constant territory basis; rounded to the nearest 0.5 percent):

	Change	2010 Percent of Total	2009 Percent of Total
Cans	6.0%	40.0%	39.5%
PET (plastic)	1.0	44.0	45.0
Glass and other	9.0	16.0	15.5

Total	4.0%	100.0%	100.0%

2009 Versus 2008

The following table summarizes the change in our 2009 bottle and can volume, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

Change in volume	5.0%
Impact of selling day shift(A)	0.5

Change in volume, adjusted for selling day shift	5.5%

(A)	Represents the impact of changes in selling days between periods (based upon a standard five-day selling week).

Brands

The following table summarizes our 2009 bottle and can volume by major brand category, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	2009 Percent of Total	2008 Percent of Total
Coca-Cola trademark	7.0%	69.5%	68.5%
Sparkling flavors and energy	3.0	18.0	18.0
Juices, isotonics, and other	(3.5)	9.5	10.5
Water	17.5	3.0	3.0

Total	5.5%	100.0%	100.0%

We achieved volume growth of 5.5 percent during 2009. Our volume performance reflected growth in both sparkling beverages and still beverages, which grew 6.0 percent and 1.0 percent, respectively. Solid marketplace execution and the continued success of our “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of our 2009 volume performance. Our volume also benefited from the addition of several products during 2009, including Monster Energy drinks across all of our Legacy CCE European territories and Schweppes Abbey Well mineral water in Great Britain.

The volume of our Coca-Cola trademark products increased 7.0 percent during 2009, driven by volume gains for Coca-Cola, Coca-Cola Zero, and Diet Coke/Coca-Cola light. Sparkling flavors and energy volume increased 3.0 percent during 2009, reflecting higher sales of Sprite and Dr Pepper products, offset partially by declining sales of Schweppes products. Our energy drink category benefited from the introduction of Monster Energy drinks across all of our Legacy CCE European territories during 2009. Juices, isotonics, and other volume declined 3.5 percent during 2009, reflecting lower sales of our juice products, offset partially by increased sales of isotonics. Sales volume of our water brands increased 17.5 percent during 2009, reflecting the addition of Schweppes Abbey Well water in Great Britain and a 6.0 percent increase in sales of Chaudfontaine mineral water.

Both continental Europe and Great Britain experienced strong growth during 2009, with sales volume increasing 5.0 percent and 6.0 percent, respectively. Continental Europe’s performance reflected a 5.0 percent increase in sales volume for Coca-Cola trademark products. Additionally, continental Europe’s sparkling flavors and energy volume increased 6.0 percent, reflecting increased sales of Sprite products and the introduction of Monster Energy drinks. In Great Britain, our performance reflected a 10.0 percent increase in the sale of Coca-Cola trademark products and increased water brand sales due to the addition of Schweppes Abbey Well water.

Consumption

The following table summarizes the 2009 change in volume by consumption type, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	2009 Percent of Total	2008 Percent of Total
Multi-serve(A)	6.5%	59.0%	58.5%
Single-serve(B)	4.5	41.0	41.5

Total	5.5%	100.0%	100.0%

(A)	Multi-serve packages include containers that are typically greater than one liter, purchased by consumers in multi-packs in take-home channels at ambient temperatures, and are consumed in the future.
(B)

Single-serve packages include containers that are typically one liter or less, purchased by consumers as a single bottle or can in cold drink channels at chilled temperatures, and consumed shortly after purchase.

Packages

The following table summarizes our volume results by major package category during 2009, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	2009 Percent of Total	2008 Percent of Total
Cans	8.5%	39.5%	38.0%
PET (plastic)	4.0	45.0	46.0
Glass and other	2.0	15.5	16.0

Total	5.5%	100.0%	100.0%

Cost of Sales

2010 Versus 2009

Cost of sales increased 3.0 percent in 2010 to $4.2 billion. This change includes a 3.5 percent increase due to incremental costs from the bottling operations in Norway and Sweden acquired during the fourth quarter of 2010, offset by a 4.5 percent reduction due to currency exchange rate changes. Cost of sales per case decreased 3.5 percent in 2010 versus 2009. The following table summarizes the significant components of the change in our 2010 cost of sales per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in cost of sales per case:
Bottle and can ingredient and packaging costs	0.5%
Impact of acquired bottlers in Norway and Sweden	1.5
Bottle and can currency exchange rate changes	(4.5)
Costs related to post mix, non-trade, and other	(1.0)

Change in cost of sales per case	(3.5)%

2009 Versus 2008

Cost of sales decreased 3.5 percent in 2009 to $4.1 billion. This change included a currency exchange rate reduction of approximately 10.0 percent in 2009. Cost of sales per case decreased 8.0 percent in 2009 versus 2008. The following table summarizes the significant components of the change in our 2009 cost of sales per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in cost of sales per case:
Bottle and can ingredient and packaging costs	1.5%
Bottle and can currency exchange rate changes	(9.5)

Change in cost of sales per case	(8.0)%

During 2009, our cost of sales were impacted by net mark-to-market gains totaling $10 million related to non-designated commodity hedges associated with underlying transactions that occurred in a later period. For additional information about our non-designated commodity hedging programs, refer to Note 5 of the Notes to Consolidated Financial Statements.

Selling, Delivery, and Administrative Expenses

2010 Versus 2009

Selling, delivery, and administrative (SD&A) expenses increased 4.5 percent to $1.7 billion in 2010 from $1.6 billion in 2009. This change includes a 4.5 percent increase due to incremental expenses from the bottling operations in Norway and Sweden acquired during the fourth quarter of 2010, offset by a 3.5 percent reduction due to currency exchange rate changes. The following table summarizes the significant components of the change in our 2010 SD&A expenses (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in SD&A expenses:
General and administrative expenses	$48	3.0%
Delivery and merchandise expenses	11	1.0
Warehousing expenses	6	0.5
Selling and marketing expenses	(7)	(0.5)
Depreciation and amortization	(8)	(0.5)
Impact of acquired bottlers in Norway and Sweden	75	4.5
Net impact of allocated expenses from Legacy CCE	(8)	(0.5)
Net impact of restructuring charges(A)	(2)	(0.0)
Transaction related costs	8	0.5
Currency exchange rate changes	(54)	(3.5)
Other expenses	2	0.0

Change in SD&A expenses	$71	4.5%

(A)

Amounts prior to the Merger include only items related to Legacy CCE’s Europe operating segment. Amounts do not include costs recorded by Legacy CCE’s corporate segment that were specifically incurred on behalf of Legacy CCE’s Europe operating segment or allocated to CCE. Those amounts are included in the “net impact of allocated expenses from Legacy CCE” line in the table above. For additional information about our restructuring activities, refer to Note 15 of the Notes to Consolidated Financial Statements.

SD&A expenses as a percentage of net operating revenues were 24.9 percent and 24.5 percent in 2010 and 2009, respectively. Our SD&A expenses in 2010 reflect the impact of (1) additional expenses totaling $75 million related to the acquired bottlers in Norway and Sweden during the fourth quarter of 2010 and (2) a net year-over-year increase in corporate expenses due to the inclusion of our actual corporate expenses on a stand-alone basis beginning in the fourth quarter of 2010 versus an allocation of corporate expenses from Legacy CCE prior to the Merger. These increases were offset by currency exchange rate changes and the ongoing benefit of operating expense control initiatives, which resulted in our underlying operating expenses remaining flat year-over-year.

2009 Versus 2008

SD&A expenses totaled $1.6 billion in 2009 and were flat versus 2008. This change included a currency exchange rate reduction of approximately 9.0 percent in 2009. The following table summarizes the significant components of the change in our 2009 SD&A expenses (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in SD&A expenses:
General and administrative expenses	$65	4.0%
Warehousing expenses	20	1.0
Selling and marketing expenses	34	2.0
Depreciation and amortization	5	0.5
Net impact of allocated expenses from Legacy CCE	29	2.0
Net impact of restructuring charges(A)	(9)	(0.5)
Currency exchange rate changes	(143)	(9.0)

Change in SD&A expenses	$1	0.0%

(A)

Amounts include only items related to Legacy CCE’s Europe operating segment. Amounts do not include costs recorded by Legacy CCE’s corporate segment that were specifically incurred on behalf of Legacy CCE’s Europe operating segment or allocated to CCE. Those amounts are included in the “net impact of allocated expenses from Legacy CCE” line in the table above. For additional information about our restructuring activities, refer to Note 15 of the Notes to Consolidated Financial Statements.

SD&A expenses as a percentage of net operating revenues were 24.5 percent and 24.1 percent in 2009 and 2008, respectively. Our SD&A expenses in 2009 were impacted by an increase in general and administrative expenses, which reflected higher year-over-year performance-related compensation expense under our annual incentive plans and increased pension expense, offset by currency exchange rate changes and the ongoing benefit of expense control initiatives including a continued focus on OCM practices.

Interest Expense, Net

Interest expense, net—third party totaled $30 million, $24 million, and $74 million in 2010, 2009, and 2008, respectively. Interest expense, net—Coca-Cola Enterprises Inc. totaled $33 million, $59 million, and $45 million in 2010, 2009, and 2008, respectively. The following tables summarize the primary items that impacted our interest expense in 2010, 2009, and 2008 ($ in millions):

Third party debt

	2010	2009	2008
Average outstanding debt balance	$1,187	$866	$1,814
Weighted average cost of debt	2.3%	2.4%	3.8%
Fixed-rate debt (% of portfolio)	94%	28%	20%
Floating-rate debt (% of portfolio)	6%	72%	80%

Amounts due to Coca-Cola Enterprises Inc.

	2010(A)	2009	2008
Average outstanding debt balance	$749	$1,283	$990
Weighted average cost of debt	5.5%	5.3%	6.1%
Fixed-rate debt (% of portfolio)	N/A	100%	100%

(A)	To facilitate the Merger, all of these loans were settled during the third quarter of 2010.

Other Nonoperating (Expense) Income, Net

Other nonoperating expense, net totaled $1 million and $4 million in 2010 and 2008, respectively. Other nonoperating income, net totaled $5 million in 2009. Our other nonoperating (expense) income, net principally includes non-U.S. currency transaction gains and losses.

Income Tax Expense

In 2010, our effective tax rate was 16.0 percent. This rate includes a deferred tax benefit of $25 million (4 percentage point decrease in the effective tax rate) due to the enactment of a United Kingdom corporate income tax rate reduction of 1 percent effective April 1, 2011. We expect our effective tax rate to be approximately 26 percent to 28 percent in 2011. Our 2011 effective tax rate is expected to be higher than 2010 due to the U.S. tax impact associated with repatriating to the U.S. a portion of our 2011 non-U.S. earnings in 2011. Our historical earnings will remain permanently reinvested. We currently expect to repatriate to the U.S. a portion of each current year’s non-U.S. earnings for the payment of dividends, share repurchases, interest on U.S.-issued debt, salaries for U.S. based employees, and other corporate-level operations in the U.S.

In 2009, our effective tax rate was 21.0 percent. This rate included a $9 million (1 percentage point increase in the effective tax rate) income tax expense primarily due to a tax law change in France.

In 2008, our effective tax rate was 18.0 percent.

Cash Flow and Liquidity Review

Liquidity and Capital Resources

Our sources of capital include, but are not limited to, cash flows from operations, public and private issuances of debt and equity securities, and bank borrowings. We believe that our operating cash flow, cash on hand, and available short-term and long-term capital resources are sufficient to fund our working capital requirements, scheduled debt payments, interest payments, capital expenditures, benefit plan contributions, income tax obligations, dividends to our shareowners, any contemplated acquisitions, and share repurchases for the foreseeable future.

We have amounts available to us for borrowing under a credit facility. This facility serves as a backstop to our commercial paper programs and supports our working capital needs. This facility matures in 2014 and is a $1 billion multi-currency credit facility with a syndicate of eight banks. At December 31, 2010, our availability under this credit facility was $1 billion. Based on information currently available to us, we have no indication that the financial institutions syndicated under this facility would be unable to fulfill their commitments to us as of the date of the filing of this report.

We satisfy seasonal working capital needs and other financing requirements with operating cash flow, cash on hand, short-term borrowings under our commercial paper program, bank borrowings, and various lines of credit. At December 31, 2010, we had $162 million in debt maturities in the next 12 months, including $145 million in commercial paper. We plan to repay a portion of the outstanding borrowings under our commercial paper programs and other short-term obligations with operating cash flow and cash on hand. We intend to refinance the remaining maturities of current obligations with either commercial paper or with long-term debt.

During 2010, we contributed $116 million to our pension plans, which helped improve the funded status of these plans. We also initiated a share repurchase program during the fourth quarter of 2010, under which we repurchased $200 million of our common stock. We currently expect to repurchase additional shares totaling approximately $800 million by the end of the first quarter of 2012. Our share repurchase plan may be adjusted depending on economic, operating, or other factors, including acquisition opportunities. In addition, we expect our cash tax payments to increase in the near-term, driven primarily by the future timing and amount of repatriating to the U.S. our future current year non-U.S. earnings.

Credit Ratings and Covenants

Our credit ratings are periodically reviewed by rating agencies. Currently, our long-term ratings from Moody’s, Standard and Poor’s (S&P), and Fitch are A3, BBB+, and BBB+, respectively. Our ratings outlook from Moody’s, S&P, and Fitch are stable. Changes in our operating results, cash flows, or financial position could impact the ratings assigned by the various rating agencies. Our debt rating can be materially influenced by a number of factors including, but not limited to, acquisitions, investment decisions, and capital management activities of TCCC and/or changes in the debt rating of TCCC. Should our credit ratings be adjusted downward, we may incur higher costs to borrow, which could have a material impact on our financial condition and results of operations.

Our credit facility and outstanding notes and debentures contain various provisions that, among other things, require us to limit the incurrence of certain liens or encumbrances in excess of defined amounts. Additionally, our credit facility requires that our net debt to total capital ratio does not exceed a defined amount. We were in compliance with these requirements as of December 31, 2010. These requirements currently are not, and it is not anticipated they will become, restrictive to our liquidity or capital resources.

Summary of Cash Activities

2010

During 2010, our primary sources of cash included (1) proceeds of $1.9 billion from the issuance of third party debt; (2) net cash derived from operating activities of $825 million; and (3) the repayment of outstanding loans from Legacy CCE of $351 million. Our primary uses of cash were (1) the payment of outstanding loans to Legacy CCE of $1 billion; (2) payments to TCCC of $799 million, net of cash acquired, to fund the acquisition of the bottling operations in Norway and Sweden; (3) repayment of outstanding third party debt of $459 million; (4) capital asset investments totaling $291 million; (5) net cash contributions to Legacy CCE of $291 million in connection with activities necessary to facilitate the Merger; (6) pension benefit plan contributions of $116 million; and (7) share repurchases totaling $200 million.

2009

Our primary sources of cash included (1) net cash derived from operating activities of $827 million and (2) proceeds of $172 million from the issuance of third party debt. Our primary uses of cash were (1) net payments of $307 million on amounts due to Legacy CCE; (2) capital asset investments of $250 million; (3) payments on third party debt of $122 million; (4) pension benefit plan contributions of $87 million; and (5) net payments on commercial paper of $79 million.

2008

Our primary sources of cash included (1) net cash derived from operating activities of $693 million; (2) net proceeds of $488 million on loans from Legacy CCE; (3) proceeds of $40 million from the issuance of third party debt; and (4) net proceeds on commercial paper of $35 million. Our primary uses of cash were (1) payments on third party debt of $847 million; (2) capital asset investments of $297 million; and (3) pension benefit plan contributions of $65 million.

Operating Activities

2010 Versus 2009

Our net cash derived from operating activities decreased $2 million in 2010 to $825 million. This change reflects improved operating performance during 2010 offset by increased pension contributions. For additional information about other changes in our assets and liabilities, refer to our Financial Position discussion below.

2009 Versus 2008

Our net cash derived from operating activities increased $134 million in 2009 to $827 million. This increase was primarily driven by our operating performance during 2009. For additional information about other changes in our assets and liabilities, refer to our Financial Position discussion.

Investing Activities

Capital asset investments represent a principal use of cash for our investing activities. The following table summarizes our capital asset investments for the periods presented (in millions):

	2010(A)	2009(A)	2008(A)
Supply chain infrastructure	$158	$133	$154
Cold drink equipment	92	100	143
Fleet	19	17	0
Other	22	0	0

Total capital asset investments	$291	$250	$297

(A)	Prior to the Merger, our capital asset investments only included those related to Legacy CCE’s Europe operating segment.

During 2011, we expect our capital expenditures to approximate $400 million and to be invested in similar asset categories as those listed in the previous table. Our 2011 estimate is greater than prior years due to the inclusion of Norway and Sweden, as well as Corporate, for the full year.

During 2010, we paid TCCC $799 million, net of cash acquired, to fund the acquisition of the bottling operations in Norway and Sweden (amount includes the preliminary working capital adjustment of $49 million).

Financing Activities

2010 Versus 2009

Our net cash used in financing activities totaled $144 million in 2010, versus $336 million in 2009. The following table summarizes our financing activities related to the issuance of and payment on debt for the year ended December 31, 2010 (in millions):

Issuances of debt	Maturity Date	Rate		Amount
$475 million notes	September 2015	2.125%		$475
$525 million notes	September 2020	3.50%		525
€350 million notes	September 2017	3.125%		471
$400 million notes	November 2013	1.125%		400

Total issuances of third party debt, excluding commercial paper				1,871
Net issuances of third party commercial paper				4

Total issuances of third party debt				$1,875

Payments on debt	Maturity Date	Rate		Amount
€25 million notes	May 2010	—	(A)	$(33)
€300 million notes	November 2010	4.75%		(421)
Other payments, net	—	—		(5)

Total payments on third party debt				(459)
Net payments on amounts due to Legacy CCE				(1,048)

Total payments on debt				$(1,507)

(A)	These notes carried a variable interest rate at three-month EURIBOR plus 42 basis points.

During 2010, we made net cash contributions to Legacy CCE of $291 million in connection with activities necessary to facilitate the Merger. Additionally, during the fourth quarter of 2010, we repurchased approximately $200 million of our common stock. For additional information about our share repurchase program, refer to Note 16 of the Notes to Consolidated Financial Statements.

Dividends are declared at the discretion of our Board of Directors. During the fourth quarter of 2010, we made dividend payments on our common stock totaling $40 million. We expect our annualized dividend rate in 2011 to be 50 cents per share, subject to the approval of our Board of Directors.

2009 Versus 2008

Our net cash used in financing activities increased $52 million in 2009 to $336 million. The following table summarizes our financing activities for the year ended December 31, 2009 (in millions):

Issuances of Debt	Maturity Date	Rate	Amount
200 million Swiss Franc notes(A)	March 2013	3.00%	$172

Total issuances of third party debt			$172

Payments on Debt	Maturity Date	Rate	Amount
CAD 150 million notes	March 2009	5.85%	$(118)
Other payments, net	—	—	(4)

Total payments on third party debt, excluding commercial paper			(122)
Net payments on third party commercial paper			(79)

Total payments on third party debt			(201)
Net payments on amounts due to CCE			(307)

Total payments on debt			$(508)

(A)

In connection with issuance of these notes, we entered into fixed rate cross-currency swap agreements designated as cash flow hedges with maturities corresponding to the underlying debt. For additional information about these swap agreements, refer to Note 5 of the Notes to Consolidated Financial Statements.

Financial Position

Assets

2010 Versus 2009

Trade accounts receivable, net increased $20 million, or 1.5 percent, to $1.3 billion at December 31, 2010. This increase was primarily driven by the acquisition of the bottling operations in Norway and Sweden, as well as a year-over-year increase in December sales and days sales outstanding, offset partially by currency exchange rates.

Inventories increased $79 million, or 27.5 percent, to $367 million at December 31, 2010. This increase was primarily attributable to the acquisition of the bottling operations in Norway and Sweden, as well as an increase in higher-cost goods purchased as finished products, offset partially by currency exchange rate changes.

Franchise license intangible assets, net and goodwill increased $472 million, or 13.5 percent, to $4.0 billion at December 31, 2010. This increase was due to the acquisition of the bottling operations in Norway and Sweden, offset partially by currency exchange rate changes. For additional information about our franchise license intangible assets and goodwill, refer to Note 2 of the Notes to Consolidated Financial Statements.

Other noncurrent assets increased $134 million to $187 million at December 31, 2010. This increase was primarily driven by an increase in noncurrent benefit plan assets due to the improved funding status of our pension plans as well as an increase in other intangibles, representing the unamortized balance of our customer relationships intangible asset obtained in the acquisition of the bottling operations in Norway and Sweden.

Liabilities and Equity

2010 Versus 2009

Accounts payable and accrued expenses increased $226 million, or 15.5 percent, to $1.7 billion at December 31, 2010. This increase was primarily driven by (1) the acquisition of the bottling operations in Norway and Sweden; (2) higher year-over-year accrued compensation and benefits due to the addition of accruals for our Corporate employees that were not included in our December 31, 2009 balance sheet since they were employees of Legacy CCE at that time; and (3) increased trade accounts payable and marketing costs.

Our total long-term debt (third party and amounts due to CCE) increased $874 million to $2.1 billion at December 31, 2010. This increase was primarily the result of third party debt issuances of $1.9 billion, offset by the payment of outstanding loans to Legacy CCE of $1 billion.

Contractual Obligations and Other Commercial Commitments

The following table summarizes our significant contractual obligations and commercial commitments as of December 31, 2010 (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Debt, excluding capital leases(A)	$2,220	$145	$613	$473	$989
Interest obligations(B)	359	57	106	83	113
Purchase agreements(C)	404	249	142	13	0
Operating leases(D)	311	68	118	96	29
Other purchase obligations(E)	383	383	0	0	0
Capital leases(F)	75	19	32	16	8

Total contractual obligations	$3,752	$921	$1,011	$681	$1,139

(A)	These amounts represent our scheduled maturities, excluding capital leases. For additional information about our debt, refer to Note 6 of the Notes to Consolidated Financial Statements.

(B)

These amounts represent estimated interest payments related to our long-term debt obligations, excluding capital leases. For fixed-rate debt, we have calculated interest based on the applicable rates and payment dates for each individual debt instrument. For variable-rate debt, we have estimated interest using the forward interest rate curve. At December 31, 2010, approximately 94 percent of our third party debt portfolio was comprised of fixed-rate debt, and 6 percent was floating-rate debt.

(C)

These amounts represent noncancelable purchase agreements with various suppliers that are enforceable and legally binding and that specify a fixed or minimum quantity that we must purchase. All purchases made under these agreements are subject to standard quality and performance criteria. We have excluded amounts related to supply agreements with requirements to purchase a certain percentage of our future raw material needs from a specific supplier, since such agreements do not specify a fixed or minimum quantity requirement.

(D)

These amounts represent our minimum operating lease payments due under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2010. Income associated with sublease arrangements is not significant. For additional information about our operating leases, refer to Note 7 of the Notes to Consolidated Financial Statements.

(E)	These amounts represent outstanding purchase obligations primarily related to commodity purchases and capital expenditures.
(F)

These amounts represent our minimum capital lease payments (including amounts representing interest). For additional information about our capital leases, refer to Note 6 of the Notes to Consolidated Financial Statements.

Benefit Plan Contributions

The following table summarizes the contributions made to our pension plans for the years ended December 31, 2010 and 2009, as well as our projected contributions for the year ending December 31, 2011 (in millions):

	Actual(A)		Projected(A)
	2010	2009	2011
Total pension contributions	$116	$87	$58

(A)	These amounts represent only Company-paid contributions.

We fund our pension plans at a level to maintain, within established guidelines, the appropriate funded status for each country.

For additional information about our pension plans, refer to Note 9 of the Notes to Consolidated Financial Statements.

Critical Accounting Policies

We make judgments and estimates with underlying assumptions when applying accounting principles to prepare our Consolidated Financial Statements. Certain critical accounting policies requiring significant judgments, estimates, and assumptions are detailed in this section. We consider an accounting estimate to be critical if (1) it requires assumptions to be made that are uncertain at the time the estimate is made and (2) changes to the estimate or different estimates that could have reasonably been used would have materially changed our Consolidated Financial Statements. The development and selection of these critical accounting policies have been reviewed with the Audit Committee of our Board of Directors.

We believe the current assumptions and other considerations used to estimate amounts reflected in our Consolidated Financial Statements are appropriate. However, should our actual experience differ from these assumptions and other considerations used in estimating these amounts, the impact of these differences could have a material impact on our Consolidated Financial Statements.

Allocation of Legacy CCE Corporate Expenses

Prior to the Merger, our Consolidated Financial Statements included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. These expenses included the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services was allocated to us based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of our relative sales volume to total Legacy CCE sales volume for the applicable periods. We believe these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations are not necessarily indicative of the actual expenses that we would have incurred had we been operating as an independent company prior to the Merger. During the first nine months of 2010, our allocated expenses from Legacy CCE’s corporate segment totaled $160 million. During 2009 and 2008, our allocated expenses from Legacy CCE’s corporate segment totaled $168 million and $139 million, respectively.

We determined that volume was the most appropriate measure to allocate Legacy CCE corporate expenses that were global in nature and not specifically identified as being associated with Legacy CCE’s North America or Europe operating segments due to a number of factors including, but not limited to, the following: (1) volume represented Legacy CCE’s most important non-financial metric and (2) volume is a key driver of the cost of doing business. The following table summarizes the estimated amount of expense that would have been allocated to us based on various metrics that were considered (in millions):

Allocation Metric	2010(A)	2009	2008
Volume	$160	$168	$139
Revenue	168	175	147
Gross profit	166	173	145
Property, plant, and equipment	166	175	143
Employee headcount	138	142	124

(A)	Amounts are through the effective date of the Merger.

Pension Plan Valuations

We sponsor a number of defined benefit pension plans covering substantially all of our employees. Several critical assumptions are made in determining our pension plan liabilities and related pension expense. We believe the most critical of these assumptions are the discount rate, salary rate of inflation, and expected long-term return on assets (EROA). Other assumptions we make are related to employee demographic factors such as mortality rates, retirement patterns, and turnover rates.

We determine the discount rate primarily by reference to rates of high-quality, long-term corporate bonds that mature in a pattern similar to the expected payments to be made under the plans. Decreasing our discount rate (5.6 percent for the year ended December 31, 2010 and 5.5 percent as of December 31, 2010) by 0.5 percent would have increased our 2010 pension expense by approximately $10 million and the projected benefit obligation (PBO) by approximately $90 million.

We determine the salary rate of inflation by considering the following factors: (1) expected long-term price inflation; (2) allowance for merit and promotion increases; (3) prior years’ actual experience; and (4) any known short-term actions. Increasing our salary rate of inflation (4.0 percent for the year ended December 31, 2010 and 3.9 percent as of December 31, 2010) by 0.5 percent would have increased our 2010 pension expense by approximately $5 million and the PBO by approximately $25 million.

The EROA is based on long-term expectations given current investment objectives and historical results. We utilize a combination of active and passive fund management of pension plan assets in order to maximize plan asset returns within established risk parameters. We periodically revise asset allocations, where appropriate, to improve returns and manage risk. Decreasing the EROA (7.0 percent for the year ended December 31, 2010) by 0.5 percent would have increased our pension expense in 2010 by approximately $5 million.

We utilize the five-year asset smoothing technique to recognize market gains and losses for pension plans representing 83 percent of our pension plan assets. During 2008, we experienced a significant decline in the market value of our pension plan assets and, in 2009 and 2010, we experienced significant increases in the market value of our pension assets. As a result of the asset smoothing technique we utilize, gains and losses do not fully impact our pension expense immediately.

For additional information about our pension plans, refer to Note 9 of the Notes to Consolidated Financial Statements.

Customer Marketing Programs and Sales Incentives

We participate in various programs and arrangements with customers designed to increase the sale of our products by these customers. Among the programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs. Coupon programs are also developed on a customer and territory specific basis with the intent of increasing sales by all customers. We believe our participation in these programs is essential to ensuring volume and revenue growth in the competitive marketplace. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.9 billion, $0.8 billion, and $1.2 billion in 2010, 2009, and 2008, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

Under customer programs and arrangements that require sales incentives to be paid in advance, we amortize the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, we accrue the estimated amount to be paid based on the program’s contractual terms, expected customer performance, and/or estimated sales volume. These estimates are determined using historical customer experience and other factors, which sometimes require significant judgment. In part due to the length of time necessary to obtain relevant data from our customers, actual amounts paid can differ from these estimates. During the years ended December 31, 2010, 2009, and 2008, we recorded net customer marketing accrual reductions related to estimates for prior year programs of $1 million, $12 million, and $33 million, respectively.

Contingencies

For information about our contingencies, including outstanding legal cases, refer to Note 8 of the Notes to Consolidated Financial Statements.

Workforce

For information about our workforce, refer to Note 8 of the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

Not applicable.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Current Trends and Uncertainties

Interest Rate, Currency, and Commodity Price Risk Management

Interest Rates

Interest rate risk is present with both fixed-rate and floating-rate debt. Interest rate swap agreements and other risk management instruments are used, at times, to manage our fixed/floating debt portfolio. At December 31, 2010, approximately 94 percent of our debt portfolio was comprised of fixed-rate debt and 6 percent was floating-rate debt. We estimate that a 1 percent change in market interest rates as of December 31, 2010 would change the fair value of our fixed-rate debt outstanding as of December 31, 2010 by approximately $125 million.

We also estimate that a 1 percent change in the interest costs of floating-rate debt outstanding as of December 31, 2010 would change interest expense on an annual basis by approximately $2 million. This amount is determined by calculating the effect of a hypothetical interest rate change on our floating-rate debt after giving consideration to our interest rate swap agreements and other risk management instruments. This estimate does not include the effects of other actions to mitigate this risk or changes in our financial structure.

Currency Exchange Rates

Our entire operations are in Western Europe. As such, we are exposed to translation risk because our operations are in local currency and must be translated into U.S. dollars. As currency exchange rates fluctuate, translation of our Statements of Operations into U.S. dollars affects the comparability of revenues, expenses, operating income, and diluted earnings per share between years. We estimate that a 10 percent unidirectional change in currency exchange rates would have changed our operating income for the year ended December 31, 2010 by approximately $100 million.

Commodity Price Risk

The competitive marketplace in which we operate may limit our ability to recover increased costs through higher prices. As such, we are subject to market risk with respect to commodity price fluctuations principally related to our purchases of aluminum, steel, PET (plastic), sugar, and vehicle fuel. When possible, we manage our exposure to this risk primarily through the use of supplier pricing agreements, which enable us to establish the purchase prices for certain commodities. We also, at times, use derivative financial instruments to manage our exposure to this risk. Including the effect of pricing agreements and other hedging instruments entered into to date, we estimate that a 10 percent increase in the market price of these commodities over the current market prices would cumulatively increase our cost of sales during the next 12 months by approximately $15 million.

Certain of our suppliers could restrict our ability to hedge prices through supplier agreements. As a result, at times, we enter into non-designated commodity hedging programs. Based on the fair value of our non-designated commodity hedges outstanding as of December 31, 2010, we estimate that a 10 percent change in market prices would change the fair value of our non-designated commodity hedges by approximately $3 million. For additional information about our derivative financial instruments, refer to Note 5 of the Notes to Consolidated Financial Statements.

Relationship with The Coca-Cola Company

We are a marketer, producer, and distributor principally of products of TCCC with greater than 90 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by product licensing agreements. Our financial results are greatly impacted by our relationship with TCCC. For additional information about our transactions with TCCC, refer to Note 3 of the Notes to Consolidated Financial Statements.